Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Antelope Enterprise Holdings Ltd (“the Company”) on Form S-8 (File No. 333-278348) filed with the Securities and Exchange Commission (“SEC”) on March 28, 2024, Form F-3 (No. 333-260958) filed with SEC on November 10, 2021, Form F-3 (No. 333-258782) filed with SEC on August 13, 2021 and Form F-3 (File No. 333-269618) filed with the SEC on February 7, 2023 of our report dated May 1, 2023, included in its Annual Report on Form 20-F relating to the consolidated statements of financial position of the Company as of December 31, 2022, and the related consolidated statements of comprehensive income (loss), changes in equity and cash flows for each of the years in the two-year period ended December 31, 2022.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China

May 10, 2024

PCAOB ID: 2769